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                                                                       Exhibit 5


                       [Letterhead of Dilworth Paxson LLP]

DIRECT DIAL NUMBER:
215-575-7000

                                November 21, 2000


The Board of Directors
Manugistics Group, Inc.
2115 East Jefferson Street
Rockville, MD 20852


               Re:  Shares of Common Stock to be Registered on Form S-4

Dear Sirs:

         We have acted as counsel for Manugistics Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 (Reg. No. 333-48952) which the Company filed on October 30, 2000, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to up to a total of 4,300,000 shares (the "Shares") of the Company's common stock, par value $.002 per share, which the Company will issue in connection with its pending acquisition of Talus Solutions, Inc., pursuant to a certain Agreement and Plan of Merger dated as of September 21, 2000, by and among the Company, Talus Solutions, Inc. and the Company's direct, wholly-owned subsidiary, Manu Acquisition Corp. (the "Merger Agreement"). (The form of said Registration Statement, including all exhibits thereto and all documents incorporated therein by reference, as amended by Amendment No. 1 dated November 21, 2000, is referred to below as the "Registration Statement.")

         A total of 3,505,597 of the Shares may be resold from time to time for the account of certain persons of the Company who are referred to in the Registration Statement as the "Selling Stockholders." The Company will issue such Shares to the Selling Stockholders pursuant to the Merger Agreement.

         In this connection, we have examined: (i) the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, as presently in effect; (ii) the resolutions and related minutes of the Company's Board of Directors approving the Merger Agreement and the transactions contemplated thereby, including the issuance of the Shares and approving the preparation and filing of the Registration Statement; (iii) the Merger Agreement; (iv) the Registration Statement; and (v) certain officers' certificates and such other documents as we have deemed appropriate or necessary for purposes of rendering the opinion hereinafter expressed.


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Dilworth Paxson LLP                                                       Page 2
To: The Board of Directors


         In rendering the opinion expressed below, we have assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies and the genuineness of all signatures.

         Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized, and, when issued at closing pursuant to the Merger Agreement, will be legally issued, fully paid and non-assessable.

         We are admitted to practice in the Commonwealth of Pennsylvania. We have made such investigation of the General Corporation Law of the State of Delaware (the "Delaware GCL") as we have considered appropriate for the purpose of rendering the opinions expressed above. This opinion is limited to the Federal law of the United States and the Delaware GCL.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this Firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                                    Sincerely,

                                                    /s/ Dilworth Paxson LLP

                                                    DILWORTH PAXSON LLP